UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2020

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:   001-36615

Delaware	26-2222607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

325 North St. Paul Street, Suite 2650, Dallas, TX 75201

(Address of principal executive offices, including zip code)

(612) 746-1944

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	GWGH	Nasdaq Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

The audit committee (“Audit Committee”) of GWG Holdings, Inc. (the “Company”) recently completed a competitive process to determine the audit firm to serve as the Company’s independent registered accounting firm for the year ended December 31, 2020. Following that process, on September 17, 2020 the Audit Committee replaced Whitley Penn LLP (“Whitley Penn”) as the Company’s independent registered public accounting firm with Grant Thornton LLP (“Grant Thornton”) for the year ending December 31, 2020. The Company’s engagement of Grant Thornton is discussed below.

The Audit Committee’s decision was not the result of a disagreement between Whitley Penn and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and the Company thanks Whitley Penn for its professionalism and quality of services rendered over the past year. The Company has begun working with Grant Thornton, a highly regarded global accounting firm whose reputation, talent and resources are well suited for independent auditing services to the Company.

Whitley Penn’s audit report for the year ended December 31, 2019 (which was the only year for which Whitley Penn issued an audit report) did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. For any matters related to the previous audit report for the year ended December 31, 2018, please refer to the Form 8-K filed on August 8, 2019.

During the year ended December 31, 2019 and through September 17, 2020, there were (i) no disagreements between the Company and Whitley Penn on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Whitley Penn’s satisfaction, would have caused Whitley Penn to make reference to the subject matter of the disagreement in connection with its report for such year, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for such year and subsequent interim periods through September 17, 2020, except for the material weaknesses in internal control over financial reporting that existed as of September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 relating to the Company’s (A) failure to timely file its 2018 Form 10-K due to the lack of effective information and communication controls with external parties that prevented the Company from timely executing certain controls within its financial closing and reporting processes, and (B) internal controls over the application of generally accepted accounting principles to material complex non-routine transactions, in each case, as described in Part II, Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee discussed such material weaknesses with Whitley Penn and the Company has authorized Whitley Penn to respond fully to the inquiries of the Company’s successor accounting firm concerning such material weaknesses.

The Company has provided Whitley Penn with a copy of the disclosure set forth in this report and requested that Whitley Penn furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree, as required by SEC rules. A copy of Whitley Penn’s letter, dated September 23, 2020, stating its agreement with the above statements is attached as Exhibit 16.1 to this report.

Simultaneously with the dismissal of Whitley Penn, the Audit Committee of the Company engaged Grant Thornton as its new independent registered public accounting firm for the year ending December 31, 2020. During the years ended December 31, 2019 and 2018, and the subsequent interim period through September 17, 2020, neither the Company nor anyone on its behalf has consulted Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
16.1	Letter from Whitley Penn LLP (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG HOLDINGS, INC.

Date: September 23, 2020	By:	/s/ Timothy Evans
	Name:	Timothy Evans
	Title:	Chief Financial Officer

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